Exhibit 10.2

AMENDMENT NO. 4

to the

2011 STOCK INCENTIVE PLAN

of

ASHFORD HOSPITALITY TRUST, INC.

July 15, 2020

This Amendment No. 4 (this “Amendment”) to the 2011 Stock Incentive Plan of Ashford Hospitality Trust, Inc. (the “Company”) is hereby adopted by the Board of Directors of the Company (the “Board”), effective as of the date first referenced above.

WHEREAS, the 2011 Stock Incentive Plan of Ashford Hospitality Trust, Inc. (the “Original Plan”) was authorized and approved by the stockholders of the Company and adopted for and on behalf of the Company by the Board in May 2011;

WHEREAS, the Original Plan was amended by that certain Amendment No. 1, Amendment No. 2, and Amendment No. 3 to the Original Plan (as so amended, the “Plan”);

WHEREAS, as of the date first set forth above, the Company has effectuated a 1-for-10 reverse stock split (the “Reverse Split”) of the shares of the Company’s common stock, par value $0.01 per share (“Common Stock”);

WHEREAS, pursuant to Article 1.2 of the Plan, in the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of securities of the Company by reason of, inter alia, a recapitalization, stock split, combination of shares, or the like, the aggregate number of securities available under the Plan shall be ratably adjusted; and

WHEREAS, the Board wishes to amend the Plan to ratably adjust the aggregate number of shares of Common Stock issuable thereunder to reflect the Reverse Split.

NOW, THEREFORE, BE IT RESOLVED,

1.	Article 1.2 of the Plan is hereby amended and restated in its entirety to read as follows:

The aggregate number of shares of Common Stock, $.01 par value per share, of the Company (“Common Stock”) that may be issued under the Plan shall not exceed 1,725,000 shares of outstanding Common Stock. In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall be ratably adjusted by the Committee (as defined below) or the Board, whose determination shall be final and binding upon the Company and all other interested persons. In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason whatsoever or in the event any Award granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available under the Plan for the grant of additional Awards. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable.

2.	Except as modified herein, all terms and conditions of the Plan shall remain in full force and effect.

3.	This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to conflicts of law.

4.	If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.